Exhibit 99.(d)(viii)

Form of
Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 1st day of August, 2018 between Lord, Abbett & Co. LLC (“Lord Abbett”), Lord Abbett Distributor LLC (“Lord Abbett Distributor”), and Lord Abbett Global Fund, Inc. (the “Company”) with respect to Lord Abbett Global Bond Fund (“Global Bond Fund”) and Lord Abbett Emerging Markets Bond Fund (“Emerging Markets Bond Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Global Bond Fund, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees and acquired fund fees and expenses, to an annual rate of 0.58% for each class other than Class F3 and R6. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, to an annual rate of 0.46% for Class F3 and R6. For the same time period, Lord Abbett Distributor agrees to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

2.	With respect to Emerging Markets Bond Fund, Lord Abbett Distributor agrees for the time period set forth in paragraph 4 below to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

3.	To limit each Fund’s total net annual operating expenses as specified above, Lord Abbett will waive the same amount of management and administrative services fees for each share class, but may reimburse different amounts of shareholder servicing expenses for each share class in its sole discretion.

4.	This Agreement will be effective from August 1, 2018 through April 30, 2020. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett, Lord Abbett Distributor, and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord, Abbett & Co. llc

By:
Lawrence H. Kaplan
Member and General Counsel

Lord Abbett Distributor llc

By:
Lawrence H. Kaplan
Member and General Counsel

Lord Abbett Global Fund, Inc.

By:
Lawrence B. Stoller
Vice President and Assistant Secretary
-2-